Exhibit 99

January 23, 2006

National Financial Partners Announces Acquisitions

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today announced that it has acquired eight firms effective January 1, 2006. The acquired firms operate across all of NFP’s key markets with a particular emphasis on benefits. Specifically, five of the firms operate in the benefits marketplace (which includes one sub-acquisition), one is an annuity and life insurance brokerage company, one serves the high net worth life insurance and wealth transfer market, and one is an investment advisory firm.

“These firms provide valuable expertise and scale in their respective markets and will contribute to the growth and diversification of our overall business, particularly in the corporate and executive benefits marketplace,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

In 2005, the eight acquired firms generated aggregate revenue of approximately $39.7 million. NFP agreed to pay the acquisition consideration in a combination of cash, common stock, and assumption of debt. The payments by NFP for seven of the acquisitions included approximately $36.6 million in cash, the issuance of approximately 347,000 shares of NFP common stock, and the assumption of approximately $0.6 million of debt. These transactions are consistent with the structure and economics of NFP’s prior acquisitions. NFP’s share of the sub-acquisition purchase price was approximately $1.5 million in cash. In total, NFP acquired base earnings of approximately $9.9 million effective January 1, 2006. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that NFP capitalizes at the time of acquisition.

Ms. Bibliowicz added, “We are pleased that our 2006 acquisition year is off to a very solid start. We remain focused on continuing the acquisition momentum, as well as being a partner to our over 160 existing NFP firms.”

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York, NY and operates a national distribution network with over 2,000 producers in 41 states and Puerto Rico consisting of over 160 firms and over 210 affiliated third-party distributors.

Forward-Looking Statements

This release contains statements relating to future results, which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in a forward-looking statement are described in NFP's Registration Statement on Form S-1 and Annual Report on Form 10-K. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060